                                                                    Exhibit 99.1



                    MEDIA:                  ANALYSTS:
                    Sandra J. McLaughlin    Donald J. MacLeod
                    (412) 234-4003          (412) 234-5601




FOR IMMEDIATE RELEASE


            MELLON BOARD OF DIRECTORS REJECTS BANK OF NEW YORK OFFER


PITTSBURGH, April 26, 1998--Mellon Bank Corporation (NYSE: MEL) today announced that its board of directors unanimously rejected the unsolicited merger offer from the Bank of New York Company, Inc. at a meeting today.

     The text of the letter from Mellon responding to Bank of New York Chairman and Chief Executive Officer Thomas A. Renyi follows:

April 26, 1998


Mr. Thomas A. Renyi
Chairman & Chief Executive Officer
The Bank of New York Company, Inc.
48 Wall Street
New York, New York 10286

Dear Tom:

Our Board of Directors, assisted by its financial and legal advisors and by management, has carefully reviewed your letter of April 22, 1998. Following a thorough review at the Board's meeting on April 26, 1998, the Board unanimously determined that a merger of our two organizations would not be in the best interests of Mellon or its shareholders, customers, employees, communities and other constituencies and directed us to send you this letter.

The achievements of Mellon Bank over the past 11 years clearly demonstrate the commitment and actions of our Board, management and employees to enhance shareholder value. We continue to invest in the highly successful strategy that has produced superior returns for our shareholders over that time, including the rapid growth of several important core businesses. We are very confident about our future and ability to provide outstanding products for our clients, as well as superior returns for our shareholders.

                                    --more--

Mellon Board Rejects Bank of New York Offer
April 26, 1998
Page 2

While BONY certainly has strengths in its primary businesses, some of which are also very important to Mellon, BONY has neither a significant presence nor a noteworthy record of success in three other growth areas that are strategically important to us: asset management/mutual funds, personal trust and consumer financial services, which together comprise 48 percent of our total revenue.

In December 1997, we terminated merger discussions with BONY because we concluded that the seemingly attractive combination of our two institutions did not make sense upon full analysis of your businesses, the two companies' very different business strategies and the business strategies that were likely to be implemented by the merged company based on the proposed management structure.
We concluded, among other things, that the application of your cost-savings-based business strategy would adversely affect many of our key businesses such as asset management. We believe that nothing has changed since we determined to terminate discussions with you in December, except that you are now assuming dramatically higher cost savings to justify a premium, which would only exacerbate the adverse effects of your strategy on our high-end businesses.

We have carefully analyzed the proposed expense savings itemized in your recent presentation to analysts and conclude that they would be devastating to the businesses that are key to Mellon's superior performance, and would interfere with our respective efforts to meet the formidable challenges of Year 2000 compliance. Further, the expense savings BONY currently proposes are considerably more than we determined could be achieved in our earlier joint detailed analysis without severely damaging the revenue and earnings growth potential, as well as customer satisfaction, for those lines of business. Importantly, the climate of the merged company would make it difficult to attract and retain experienced, talented investment management professionals.

We are convinced that the lack of similarities between our two companies, the tremendous execution risk and our starkly different business philosophies would negatively affect the price earnings multiple at which the merged company would trade.

Mellon's Board is committed to the successful business strategy that has produced the following results:

        . In the current decade to March 31, 1998, we achieved a total return for shareholders of 773 percent, outpacing both the Keefe Bruyette & Woods 50 average of 385 percent and S&P 500's 243 percent for the same period.

        .    For the first quarter, 1998, Mellon's return on common equity was
             21.6 percent and return on assets was 1.89 percent--among the top leaders of our industry. During 1997, the value of Mellon's stock increased 71 percent.

        . Since the beginning of 1998 through April 17, our stock has appreciated 15 percent, and our price/earnings ratio is equal to about 93 percent of the P/E ratio of the S&P 500 and is much higher than the average of 85 percent for large banks.

                                    --more--

Mellon Board Rejects Bank of New York Offer
April 26, 1998
Page 2



As was clear several months ago after countless hours of discussion and review with you and your associates--and remains clear--a Mellon/BONY combination does not make strategic business sense and, in fact, presents substantial execution risks, certainly for Mellon shareholders. Merging simply for the sake of achieving greater size is not good business and is certainly not good public policy.

Your letter states that you are only interested in undertaking this combination on a consensual basis. Therefore, we assume that our response settles this matter once and for all. We will now return our energies and resources to doing what is expected of us, that is, building value for our shareholders and serving our customers, employees and communities.

Respectfully,



Frank V. Cahouet                                   Martin G. McGuinn
Chairman, President and Chief Executive Officer    Chairman and Chief Executive
Mellon Bank Corporation                              Officer
                                                   Mellon Bank, N.A.



Christopher M. Condron                             Steven G. Elliott
President and Chief Operating Officer              Senior Vice Chairman
Mellon Bank, N.A.                                    and Chief Financial Officer
                                                   Mellon Bank, N.A.



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